EXHIBIT 99.1

INSMED INCORPORATED REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF 2004

RICHMOND, VA – (May 5, 2004) – Insmed Incorporated (Nasdaq/NMS: INSM), a developer of pharmaceutical products for the treatment of metabolic and endocrine diseases with unmet medical needs, today announced results for the three-month period ended March 31, 2004.

$000’s (except EPS)	Q1 2004	Q1 2003	Q4 2003
Revenues	61	62	27
Net loss	(4,759)	(2,209)	(2,451)
Net cash used in operations	4,619	2,232	2,683
Earnings per share	$(0.12)	$(0.07)	$(0.06)

Discussion of Revenue and Expense Items

Revenues for the three months ending March 31, 2004 were $61,000 as compared to $62,000 for the equivalent period of 2003, and $27,000 for the final quarter of 2003. The increase from the final quarter of 2003 was due to an annual royalty which is normally received in the first quarter of each year.

The net loss for the first quarter ending March 31, 2004 was $4.8 million or $0.12 per share, as compared to net losses of $2.2 million or $0.07 per share for the corresponding quarter of 2003 and $2.5 million or $0.06 per share for the fourth quarter of 2003. The increase in the net loss from prior periods is due primarily to the scale-up and development costs incurred during the first three months of 2004 to support the manufacture of our lead product, rhIGF-I/rhIGFBP-3, also known as SomatoKine®.

General and administrative expenditures were also higher due to an increase in external accounting and legal services associated with compliance efforts required by the Sarbanes-Oxley Act of 2002, and new rules and regulations enacted by the Securities and Exchange Commission and Nasdaq. Interest income declined slightly as a result of reduced interest rates and a lower cash balance.

As of March 31, 2004, the Company had total cash and cash equivalents of $24.9 million.

Conference Call

The Company will host a conference call on May 6, 2004 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Company management will conduct the call and will review the financial and operating results for the first quarter and the Company’s current activities and expectations for the future. To participate in the conference call, dial 800-838-4403 (domestic) or 973-317-5319 (international). The call will be webcast live through Insmeds corporate website: www.insmed.com. A telephonic replay of the call will be available for one week at 800-428-6051 (domestic) or 973-709-2089 (international) Passcode: 301801 A web replay of the call will be available through the corporate website beginning at 1:00p.m.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the discovery and development of drug candidates for the treatment of metabolic diseases and endocrine disorders. For further information about Insmed and the rhIGF-I/rhIGFBP-3 complex, please visit the company’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Although Insmed believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and various factors may cause its actual results to differ materially from its expectations. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends.. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by Insmed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

INSMED INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,907	$29,526
Other current assets	384	225

Total current assets	25,291	29,751
Long-Term assets
Property and equipment, net	47	61

Total assets	$25,338	$29,812

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,774	$660
Accrued project costs and other	840	1,747
Payroll liabilities	359	205
Restructuring reserve	334	334

Total current liabilities	3,307	2,946
Long-term liabilities:
Restructuring reserve-long-term portion	570	646

Total liabilities	3,877	3,592

Stockholders’ equity:
Common stock	384	384
Additional capital	212,362	212,362
Accumulated deficit	(191,285)	(186,526)

Net stockholders’ equity	21,461	26,220

Total liabilities and stockholders’ equity	$25,338	$29,812

INSMED INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$61	$62
Operating expenses:
Research and development	3,855	1,575
General and administrative	1,041	788

Total operating expenses	4,896	2,363

Operating loss	(4,835)	(2,301)
Interest income	76	92

Net loss	$(4,759)	$(2,209)

Basic and diluted net loss per share	$(0.12)	$(0.07)

Shares used in computing basic and diluted net loss per share	38,395	33,211

INSMED INCORPORATED

Consolidated Statements of Cash Flows

(in thousands - unaudited)

	Three Months Ended March 31,
	2004	2003
Operating activities
Net loss	$(4,759)	$(2,209)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	14	30
Changes in operating assets and liabilities:
Due from Taisho Pharmaceutical Co., Ltd.	—	199
Other assets	(159)	488
Accounts payable	1,114	204
Accrued project costs and other	(907)	(739)
Other liabilities	154	(121)
Restructuring reserve	(76)	(84)

Net cash used in operating activities	(4,619)	(2,232)

Investing activities

Net cash provided by investing activities	—	—

Financing activities
Proceeds from issuance of common stock	—	11

Net cash provided by financing activities	—	11

Decrease in cash and cash equivalents	(4,619)	(2,221)
Cash and cash equivalents at beginning of period	29,526	27,337

Cash and cash equivalents at end of period	$24,907	$25,116

For more information, contact:

Baxter Phillips, III

Investor Relations

Insmed Incorporated

Phone 804.565.3041

bphillips@insmed.com

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